Exhibit 10.31

Execution Version

SUPPLY AGREEMENT

by and between

STRAKAN INTERNATIONAL S.À R.L.

and

APTALIS PHARMA US, INC.

DATE: December 28, 2011

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Schedule 1: Product and Product Specifications

Schedule 2: Price and Payment

Schedule 3: Supplier Scorecard

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SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is made on December 28, 2011 by and between

(1)	Strakan International S.à r.l., a company incorporated in Luxembourg with offices at Galabank Business Park, Galashiels, TD1 1QH, Scotland (“Strakan”); and

(2)	Aptalis Pharma US, Inc., whose principal place of business is at 100 Somerset Corporate Boulevard, Bridgewater, NJ 08807 USA (“Aptalis”).

Recitals

(A)	WHEREAS, Strakan and Aptalis are parties to that certain Commercialization and License Agreement of even date (the “License Agreement”), whereby Aptalis has licensed the rights to Develop, Commercialize and Manufacture the Product in the Territory; and

(B)	WHEREAS, in accordance with the License Agreement, the Parties agreed to contemporaneously with such License Agreement enter into this Agreement pursuant to which, and subject to the conditions set forth below, Strakan is to supply all of Aptalis’ requirements of Product in order to commercialize such Product in the Territory, except as otherwise provided in this Agreement.

NOW, THEREFORE, the Parties, intend to be legally bound, agree as follows:

Article 1 DEFINITIONS

For purposes of this Agreement, in addition to the other terms defined elsewhere in this Agreement, the following initially capitalized terms, whether used in the singular or plural, will have the following meanings. Other capitalized terms that are used in this Agreement and not defined in this Agreement will have the meaning set forth in the License Agreement. In the event that any terms are defined in both this Agreement and the License Agreement, such terms shall have the meaning as defined in this Agreement only for purposes of this Agreement.

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“Additional Materials” shall mean all raw materials, Active Pharmaceutical Ingredients, intermediates, components, excipients, other ingredients, packaging materials and supplies, including Printed Matters, required to Manufacture the Product.

“API” or “Active Pharmaceutical Ingredient” shall mean the substance in a Product that is pharmaceutically active.

“Breaching Party” shall have the meaning given in Section 10.2.1 of this Agreement.

“Certificate of Analysis” means a document identified as such and provided by Strakan or Strakan’s Contract Manufacturer(s) to Aptalis that sets forth the analytical test results against the Specifications as agreed to in writing between the Parties for a given Lot of Product delivered to Aptalis hereunder.

“Certificate of Compliance” means a document identified as such and provided by Strakan or Strakan’s Contract Manufacturer(s) to Aptalis that certifies that each Lot of Product was Manufactured and tested in compliance with Specifications, cGMPs, the Master Batch Records and other applicable regulatory documents.

“Contract Manufacturer” shall mean [*] and, subject to Section 2.1.3, any other manufacturers operating under contract to Strakan in the Manufacture of the Product.

“Contract Year” shall mean, for the first Contract Year, the period from the Effective Date to December 31, 2012, and for each subsequent Contract Year shall be the subsequent consecutive 12- month periods of each relevant calendar year (January 1st until December 31st).

“Effective Date” means the date on which the License Agreement becomes effective in accordance with its terms.

“Fixed Period” shall have the meaning given in Section 3.2 of this Agreement.

“Forecast” shall have the meaning given in Section 3.1 of this Agreement.

“Indemnitee(s)” shall have the meaning given in Section 8.7 of this Agreement.

“Indemnification Claim Notice” shall have the meaning given in Section 8.7 of this Agreement.

“Indemnified Party” shall have the meaning given in Section 8.7 of this Agreement.

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“Indemnifying Party” shall have the meaning given in Section 8.7 of this Agreement.

“Lot” an aliquot of Product in the same package size produced in a discrete Manufacturing run that is identifiable by a unique number.

“Manufacturing Facilities” shall mean the facilities utilized in the Manufacture of the Product that have been designated as an approved manufacturing facility in the Product NDA.

“Manufacturing Process” with respect to each Product, means process and methods (or step in any process, including packaging, quality control and quality assurance) used or planned to be used by a manufacturer (or any of its permitted Affiliates or sub contractors) in the Manufacturing of such Product in accordance with the Product Quality Agreement.

“Master Batch Record” means a detailed, step-by-step description of the entire Manufacturing Process for a specific Product, which explains exactly how the product is Manufactured, indicating specific types and quantities of components and raw materials, Additional Materials, processing parameters, in-process quality controls, and other relevant controls.

“MOQ” shall mean the minimum order quantities of Product at SKU level, as set out in Schedule 2 and as may be adjusted in accordance with Article 6 of this Agreement.

“Non-conforming Product” shall have the meaning given in Section 5.5 of this Agreement.

“Non-conformity” shall have the meaning given in Section 5.5 of this Agreement.

“Open Period” shall have the meaning given in Section 3.2 of this Agreement.

“Price” with respect to the Product, means the amount in the applicable currency payable for the Product, as determined in accordance with the terms hereof and Schedule 2.

“Printed Matter” shall mean printed matter that accompanies the Product in the market and identifies it in any way; therefore, label includes immediate container label, printed primary, secondary and tertiary packaging, including package inserts but exclusive of promotional materials.

“Product” means the finished product to be Manufactured pursuant to the Product NDA and supplied in accordance with the terms of this Agreement including the product profile set forth in Schedule 1.

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“SKU” shall mean stock keeping unit as applied to the Product.

“Specifications” shall mean the processes, methods, formulae, analyses, instruction, standards, know – how, testing and control procedures, information and specifications relating to (a) the Manufacture of the Product in accordance with the Product NDA and this Agreement, including Schedule 1 and (b) the supply of Additional Materials in accordance with the Product Quality Agreement.

“Termination Assistance Period” shall have the meaning given in Section 10.4.5 of this Agreement.

“Termination Assistance Services” shall have the meaning given in Section 10.4.5 of this Agreement.

“Trading Period” shall have the meaning given in Section 3.2 of this Agreement.

Article 2 MANUFACTURE AND SUPPLY

2.1	Manufacture.

2.1.1	Strakan shall, or shall cause its Affiliates and Contract Manufacturer(s), to Manufacture the Product exclusively for Aptalis in the Territory in accordance with the Specifications, cGMP, the Product Quality Agreement, the License Agreement and applicable Laws, and deliver it to Aptalis in accordance with Article 3 of this Agreement.

2.1.2

Manufacturing Facilities: Strakan and its Contract Manufacturer(s) shall Manufacture the Product only at the Manufacturing Facilities. Without limiting the foregoing, neither Strakan nor its Contract Manufacturer(s) shall change Manufacturing Facilities except with the prior written approval of Aptalis such approval not to be unreasonably withheld, conditioned or delayed and the authorisation of all applicable Regulatory Authorities (if required) and the change control procedures set forth in this Section 2.1.2. A copy of the project plan relating to any proposed change of Manufacturing Facility (together with a copy of updates to such plan) shall be submitted to Aptalis for approval (such approval not to be unreasonably withheld, conditioned or delayed) and, if Aptalis approves

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such plan, then following receipt of Aptalis’ approval, Aptalis shall be kept regularly informed as to Strakan’s and its Contract Manufacturer(s)’ progress against the plan. Aptalis shall not be obliged to purchase any Product from any changed Manufacturing Facility until such time as Regulatory Approval to use such facility is obtained. The Parties will cooperate to receive Regulatory Approval with respect to using any additional Manufacturing Facilities. Aptalis will notify Strakan promptly, in writing, after any such Regulatory Approval is obtained. Before initiating such change in Manufacturing Facilities, Strakan shall, and shall cause its Affiliates and Contract Manufacturer(s), to take all reasonable precautions to mitigate the risk to Aptalis of any supply interruption, including maintaining an appropriate level of safety stock as agreed to by Aptalis (it being recognized by Aptalis that there may be a commensurate reduction in the shelf life for such safety stock which shall not be a breach of Section 3.5.2, provided however that Strakan will replace any stock that becomes unsaleable due to obsolescence with saleable stock) during the period during which such change in Manufacturing Facility is taking place. The Parties agree, in relation to costs associated with any change of, or to, the Manufacturing Facilities, that (a) where a change in the Manufacturing Facility (i) is required by a change in Law outside the Territory, (ii) is required by an applicable Regulatory Authority outside the Territory, (iii) is required by a change in Law inside the Territory alone or by an applicable Regulatory Authority inside the Territory, or (iv) is required by a change in Law both inside and outside the Territory or by applicable Regulatory Authorities both inside and outside the Territory, such costs shall be the responsibility of [*], and (b) where a change in the Manufacturing Facility is mutually agreed to in order to mitigate supply risk and qualify an alternate Manufacturing site (not due to Strakan’s failure to Manufacture and supply in accordance with Specifications, including, cGMP or due to Supplier’s failure to comply with any Law in force at the Effective Date or as updated, amended or replaced from time to time pursuant to terms of this Section where the allocation of such costs for such update has been in accordance with the terms of this Section 2.1.2 and not due to Aptalis’ decision to elect to manufacture the Product

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in accordance with Section 2.1.7), such costs shall be allocated [*] percent ([*]%) to Strakan and [*] percent ([*]%) to Aptalis. Nothing in this Section or this Agreement shall prevent Strakan from qualifying another Third Party (other than the Contract Manufacturer, subject to Section 2.1.7) as a supplier of the Product for the Territory, provided that Aptalis’ prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) has first been obtained by Strakan.

2.1.3	Right to Engage Contract Manufacturers. From the Effective Date through the term of this Agreement Strakan shall only exercise its right to enter into a contract with a Contract Manufacturer with the prior, written approval of Aptalis, such approval not to be unreasonably withheld, conditioned or delayed. Where Strakan enters into a contract with a Contract Manufacturer in accordance with the terms of this Agreement Strakan shall ensure that such contract or agreement is on terms which are consistent with this Agreement and Strakan shall remain liable for each Contract Manufacturer’s performance under this Agreement.

2.1.4	Maintenance of Manufacturing Facilities. During the term of this Agreement, Strakan shall, and shall cause its Affiliates and Contract Manufacturer(s), to maintain the Manufacturing Facilities, all personal property and Additional Materials, equipment, machinery, Product, systems (including quality assurance and control systems), intangibles, Intellectual Property Rights and contract rights in use at the Manufacturing Facilities during the term of this Agreement in the ordinary course of business, in compliance with cGMP and applicable Law and, in the case of tangible equipment and materials, in good working order.

2.1.5	Procurement of Materials and Inventory.

2.1.5.1	Strakan or its Contract Manufacturer(s) shall timely procure, at [*] expense, all Additional Materials necessary for the Manufacture of Product. Title to all such Additional Materials shall reside with Strakan or its Contract Manufacturer(s) until such time as such Additional Materials are incorporated into the Product and such Product is delivered to Aptalis in accordance with Section 3.5.

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2.1.5.2	Strakan or its Contract Manufacturer(s) shall maintain commercially reasonable inventories of Additional Materials (excluded printed materials) and Third Party APIs required to Manufacture the Product and ensure timely delivery, provided that such inventories shall be sufficient to Manufacture the Product for at least [*] weeks in accordance with the current Forecast at any time and further provided that any obsolescence of such Additional Material or Third Party APIs caused by Aptalis changing the Specification or the Manufacturing Facility shall be at Aptalis’ cost.

2.1.5.3	Strakan shall, promptly upon becoming aware of any actual or anticipated shortages of or changes to the supply of Additional Materials, notify, and provide Aptalis with any information, data and documentation, related to any such actual or anticipated shortages of or changes to the supply of Additional Materials experienced by Strakan or its Contract Manufacturer(s).

2.1.6	Records, Retained Samples and Storage. Strakan shall, and shall cause its Affiliates and Contract Manufacturer(s), to retain samples and maintain records from each Lot of Product for a period required by Law for record keeping, testing and regulatory purposes or specified in the Product Quality Agreement and shall make the same available to Aptalis at Aptalis’ request to address any issues raised by any Regulatory Authority relating to the Manufacture of the Product in the Territory or any other reasonable request of Aptalis. When storing Product, Strakan shall, and shall cause its Affiliates and Contract Manufacturer(s) to, comply with and maintain all storage facilities in compliance with Specifications and in accordance with cGMP and Law.

2.1.7	Aptalis’ Right to Manufacture. Aptalis shall have the right to take over responsibility for Manufacture of the Product by either making the Product itself or appointing a Third Party to do so on its behalf, in each case for sale in the Territory, provided that Aptalis shall not have the right to appoint the Contract Manufacturer directly unless [*]. If Aptalis wishes to exercise this right it will

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provide Strakan [*] months’ notice in writing, provided that such notice is not required if Strakan has breached this Agreement or experienced a Bankruptcy Event. Following receipt of such notice and subject to the Parties agreeing in good faith any consequential changes required to the License Agreement or Product Quality Agreement, Strakan shall and shall use its Commercially Reasonable Efforts to procure that its Contract Manufacturer(s) shall provide such Termination Assistance Services as Aptalis shall reasonably require (and at [*] cost) in order to transfer Manufacture of the Product to Aptalis or its nominated Third Party contract manufacturer. For the avoidance of doubt, Aptalis shall be entitled to undertake any necessary activities in order to qualify a new manufacturer prior to taking over responsibility for Manufacturing pursuant to this Section 2.1.7

Article 3 FORECAST, ORDERING AND DELIVERY.

3.1	Rolling Forecasts.

Commencing no later than the Effective Date, each month Aptalis shall submit to Strakan, within six (6) Business Days after the first Business Day of each month, written or electronic forecasts of the quantities of the Product that it desires or expects to order from Strakan during each of the succeeding [*] months (“Forecast”).

3.2	Firm Commitment and Estimates

3.2.1	Pharmaceutical Dosage Form

3.2.1.1	The first [*] weeks (“Fixed Period”) covered by each Forecast shall constitute a binding commitment by Aptalis to purchase the quantities of Product covered thereby. Any variation to this will be managed by exception and agreed between the Parties.

3.2.1.2

With respect to months [*] to [*] covered by each Forecast (“Trading Period”), although such quantities shall not constitute a binding commitment by Aptalis to purchase such quantities, unless the quantity Forecast is otherwise consumed by later orders Aptalis shall

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be obliged and committed to reimburse the costs for the Additional Materials and Third Party APIs for such Product quantities, provided that such reimbursement shall only be required to the extent that Strakan has actually purchased such Additional Materials and Third Party APIs. For purposes of clarity, the Trading Period Forecast can be adjusted without limitation at Aptalis’ sole discretion.

3.2.1.3	With respect to month [*] through month [*] of the Forecast (“Open Period”) these quantities shall constitute a non binding Forecast of Aptalis orders, presented solely for the purpose of enabling Strakan to schedule the use of facilities and resources and plan the production of Product.

3.3	Purchase Orders

All purchase of Product shall be pursuant to written purchase orders which shall include all of the Forecast quantities in the Fixed Period. Purchase orders shall be placed by Aptalis at least [*] weeks prior to the due date by which the Product shall be delivered or made available by Strakan. Strakan shall acknowledge receipt of each purchase order within five (5) Business Days of receipt. Confirmation of the purchase order within ten (10) Business Days shall include a written confirmation of the due date, which shall be the requested delivery date unless otherwise agreed to between the Parties. Strakan may reject a purchase order only if that order is not in compliance with the then applicable Forecasts, sets forth incorrect Prices, or specifies a quantity that is inconsistent with the MOQ of the Product, provided that if the purchase order exceeds the Fixed Period Forecast Strakan will use its Commercially Reasonable Efforts to supply the excess. To the extent that any order by Aptalis provides for a due date that is less than [*] weeks after the date of the purchase order, Strakan shall be entitled to request that the due date be postponed to [*] weeks after the date of the order but not to reject the order. The Parties agree to use Commercially Reasonable Efforts to define a mutually acceptable expedited delivery process, which provides for a due date that is less than [*] weeks after the applicable order. This process is to be used only in exceptional circumstances, including as set forth in Section 8.2.1, and is subject to the terms of Strakan’s contract with its Contract Manufacturer. Nothing contained in any purchase order or confirmation thereof shall supersede the terms and conditions of this Agreement.

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3.4	MOQs and Deviation from MOQs

MOQs and Prices for the Product are set out in Schedule 2.

In the event that Aptalis desires to purchase a quantity of the Product not in accordance with the MOQ then the Parties shall negotiate in good faith any necessary adjustments to be made in the planning, Manufacture and delivery of Product.

3.5	Delivery

3.5.1	The Product hereunder shall be delivered according to the following Incoterms 2010: Ex-works Strakan’s nominated Contract Manufacturer or warehousing facility. Where appropriate to and required by the specified Incoterms 2010 Aptalis shall designate the carrier that will take delivery of the Product. For purposes of clarity the actual reasonable Third Party logistical expenses, including sea freight costs, incurred by Aptalis to deliver Product to its Third Party logistics provider in the United States from the Contract Manufacturer [*]. In addition, Aptalis may use, and [*] under the License Agreement, air freight to ship the Product from the Contract Manufacturer to its United States logistics provider if the shelf life of the Product is less than [*] months.

3.5.1.1	Aptalis shall be responsible for logistical expenses in connection with the delivery of any Product already located in the Territory as of the Effective Date.

3.5.2	The quantity of Product delivered by Strakan with respect to each confirmed order shall be in accordance with Schedule 2. The Product shall have a shelf life on delivery of not less than [*] percent ([*]%) of the shelf-life specified in the Product NDA for as long as the shelf life specified is [*] months and [*] percent ([*]%) of the shelf life specified in the Product NDA as long as the shelf life specified is [*] months or longer. Aptalis agrees to purchase Lots [*] and [*] of Product which have been manufactured prior to the Effective Date if (i) the next scheduled stability data is provided to Aptalis by [*], (ii) in Aptalis’ sole discretion such data

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supports a shelf life of [*] months, and (iii) in Aptalis’ reasonable discretion there is no other reason Aptalis cannot sell such Lots in the Territory, including any regulatory or legal barriers. Delivery documents shall include purchase order number, quantity, copy of Certificate of Analysis, Certificate of Compliance, item codes and description, lot number, number of shippers (or other specified containers) weight and number of pallets.

3.5.3	Each order shall be delivered not more than five (5) Business Days earlier or later than the date agreed upon for the confirmed order unless otherwise agreed to by the Parties, and Strakan shall immediately notify Aptalis of any change to the agreed upon delivery date.

3.6	Samples. Strakan shall supply Aptalis with sample packs of the Product, the details and price of which shall be agreed between the Parties. Otherwise, supply of such sample packs shall be subject to the same terms as supply of the Product.

3.7	Shelf Life Reduction. If the shelf life of the Product approved by the FDA is reduced below [*] months Strakan will reimburse Aptalis for the cost of any Product which is returned to Aptalis by its wholesalers because such wholesalers are unable to sell such Product as a result of such reduction in the approved shelf life.

Article 4 PRICE AND PAYMENT

4.1	Price

For the duration of the License Agreement, Aptalis shall pay to Strakan the amount set forth in Schedule 2 for each unit of the Product Manufactured and supplied under the terms of this Agreement. For purposes of clarity, amounts paid [*].

4.2	Invoices - Payment conditions

4.2.1	Upon delivery of each order, Strakan shall issue an invoice to Aptalis for the applicable Price for all Product delivered to Aptalis. The invoice shall contain a reference identifying the Aptalis purchase order.

4.2.2	Aptalis shall pay all undisputed invoices in full within forty-five (45) days from the date of the relevant invoice.

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Article 5 QUALITY CONTROL OF THE PRODUCT/AUDITS AND INSPECTIONS

5.1	Product Quality Agreement

The Parties have entered into a Product Quality Agreement of even date. To the extent that there are any inconsistencies or conflicts between this Agreement and the Product Quality Agreement then the terms of this Agreement shall govern with respect to supply aspects and the Product Quality Agreement shall govern with respect to quality and cGMP aspects.

5.2	Testing and Release

Testing and release of the Product shall be undertaken in accordance with the terms of the Product Quality Agreement. Aptalis shall be responsible for final release of the Product, which shall be in accordance with the Product Quality Agreement.

5.3	Records

At its own cost Strakan shall cause the Contract Manufacturer(s) to keep and accurately maintain documents and records in accordance with applicable Laws and as specified in the Product Quality Agreement.

5.4	Modification of Specifications

5.4.1	Strakan shall not make any modification to the Specifications without first giving prior written notification to Aptalis and obtaining Aptalis’s approval of such modifications.

5.4.2	For all changes to the Specifications made at Aptalis’ reasonable request and to which Strakan has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed), [*] shall be solely responsible for and pay any and all Specifications change implementation costs. [*] agrees to use Commercially Reasonable Efforts to implement such changes to the Specifications and minimize the costs associated with any Specifications change.

5.4.3

The Parties will cooperate to amend or supplement the Specifications where the OC requests in writing to implement a discretionary modification to the Specifications which is not necessary to comply with applicable Law or the

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requirements of a Regulatory Authority. For such Specification changes the Parties shall share the Specifications change implementation costs as follows: Strakan shall pay [*] percent ([*]%) and Aptalis shall pay [*] percent ([*]%). [*] agrees to use Commercially Reasonable Efforts to implement such changes to the Specifications and minimise the costs associated with any Specifications change.

5.4.4	The Parties will cooperate to amend or supplement the Specifications (a) to the extent reasonably necessary to comply with applicable Law or the requirements of a Regulatory Authority in the Territory, (b) to the extent reasonably necessary to comply with applicable Law or the requirements of Regulatory Authorities that are effective both in the Territory and outside the Territory, or (c) to the extent reasonably necessary to comply with applicable Law or the requirements of a Regulatory Authority outside the Territory. For all changes to the Specifications made in accordance with this Section 5.4.4, [*] shall be solely responsible for and pay any and all Specifications change implementation costs. [*] may, upon obtaining written approval from the OC, impose any changes in connection with clause (c) of this Section 5.4.4 to the Specifications for the Product in the Territory to the extent that such changes are permitted by the applicable Regulatory Authorities. For purposes of clarity, where any modification to the Specifications is required outside the Territory, [*] shall not change the Specifications with respect to the Product unless it has received [*] prior written approval not to be unreasonably withheld, conditioned or delayed.

5.5	Non-conformity

If Aptalis determines that any Product does not comply with the Specifications and the Product Quality Agreement and Strakan agrees or if Strakan does not agree but the expert appointed in accordance with Section 8.3 determines that the Product does not comply with the Specifications or the Product Quality Agreement (“Non-conformity”) then such Product shall be considered “Non-conforming Product”. The consequences of Non-conformity are set out in Article 8 of this Agreement. The provisions of the Product Quality Agreement shall also apply to the determination of the Non-conformity of any Product.

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5.6	Recall

In the event any Product recall in the Territory is required by any Regulatory Authority, or if recall is jointly deemed to be required by the Parties, or deemed to be required by Aptalis such recall shall promptly be administered by [*] at [*]’ cost in a manner reasonable under the circumstances and in line with accepted trade practice and regulatory requirements; provided, that [*] will be reimbursed by [*] for all reasonable costs and expenses incurred in connection with such recall if such recall results from [*]. [*] shall have sole discretion for determining whether and when to recall any Lot in the Territory and for all matters relating to such recall’s implementation, for any reason whatsoever.

5.7	Reporting of Adverse Events

The Parties shall promptly provide each other with necessary information and data relating to adverse events associated with the Manufacture of the Product, received by or reported to the Parties from any sources in accordance with the Safety Data Exchange Agreement.

5.8	Audit and Inspection Rights.

5.8.1	Audit Rights. Strakan shall grant to authorized representatives of Aptalis (or at Aptalis’ sole discretion, a Third Party hired on behalf of Aptalis who is reasonably acceptable to Strakan) or cause its Contract Manufacturer(s) to grant to such persons, upon reasonable notice, during regular business hours and no more than once per Calendar Year with respect to clause (a) below (unless an audit has determined, or Aptalis reasonably believes, that material safety or quality issues exist with respect to the Product delivered to Aptalis hereunder, in which case the number of audits shall be limited to the number of audits that are reasonably necessary to resolve such issues), access to the Manufacturing Facilities where the Product is Manufactured, tested or stored for the sole purpose of (a) allowing Aptalis to conduct audits of the Manufacturing Facilities as they relate to any matters arising under this Agreement, the Product Quality Agreement or the Safety Data Exchange Agreement or (b) subject to applicable

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Law and any Third Party confidentiality restrictions and obligations, inspecting all data, documentation and work products relating to the activities performed by Strakan or the Contract Manufacturer(s) under this Agreement, the Product Quality Agreement or the Safety Data Exchange Agreement. The right to inspect all data, documentation and work products relating to the Product under clause (b) above may be exercised at any time during the Term, or such longer period as shall be required by applicable Law. Strakan will comply with all reasonable requests and assist in any audit initiated by Aptalis personnel or a person designated by Aptalis. Aptalis shall provide Strakan with, if reasonably possible, at least fifteen (15) Business Days’ notice in writing of the date on which Aptalis shall conduct any audit hereunder and Strakan shall use its Commercially Reasonable Efforts to ensure that the Contract Manufacturer provides such access as requested by Aptalis, but in any event Strakan shall cause the Contract Manufacturer to provide such access within thirty (30) Business Days. An exit meeting will be held with representatives from Aptalis and Strakan to discuss any significant audit observations. In the event that, as a result of any such audit Aptalis reasonably believes that Strakan or its Contract Manufacturer is not in compliance with Law, Specifications or any other agreed upon requirement of Aptalis and/or has not met its obligations under this Agreement, the Product Quality Agreement or the Safety Data Exchange Agreement, Strakan shall respond to Aptalis within thirty (30) days following receipt of Aptalis’s audit report with a proposed written plan for corrective action and shall execute such corrective action plan as may be reasonably agreed by Aptalis.

5.8.2

Inspection Rights. Each Party shall notify the other Party as soon as possible of any notification received by it or otherwise notified to it from a Regulatory Authority (including those outside the Territory) to conduct an inspection of the Manufacturing Facilities and if such request is received by Aptalis, upon notification, Strakan shall ensure that the Manufacturing Facilities where the Product is Manufactured, tested or stored, including all records and reference samples are available for inspection by the applicable Regulatory Authority. Subject to applicable confidentiality obligations, each Party shall, within ten (10)

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Business Days, provide to the other Party copies of all correspondence relating thereto with a Regulatory Authority to the extent that such correspondence relates to the Product. To the extent reasonably practicable, Strakan shall inform Aptalis within ten (10) Business Days of any inspection of the Manufacturing Facilities by a relevant Regulatory Authority and of the results of any such inspection and provide the inspection report and response.

5.8.3	Strakan shall provide Regulatory Authorities access to the Manufacturing Facilities as required by such Regulatory Authorities. Aptalis reserves the right to be on site at Strakan’s or its Contract Manufacturer’s Manufacturing Facility during pre-approval or general inspections of Products or Manufacturing Facilities by Regulatory Authorities.

5.8.4	Strakan shall cause it Contract Manufacturer(s) to grant Aptalis and Regulatory Authorities the audit and inspection rights set forth in Sections 5.8.1, 5.8.2 and 5.8.3.

5.8.5	Strakan will be responsible for auditing its Contract Manufacturer(s) and the supplier(s) of Additional Materials on behalf of Aptalis.

5.9	Regulatory Approvals for Manufacturing.

Strakan shall, or shall cause its Affiliates and Contract Manufacturer(s), to provide all data, information or other documentation in the possession or control of Strakan or the Contract Manufacturer as requested by Aptalis to respond to any inquiry by any Regulatory Authority.

Article 6 REGULAR BUSINESS REVIEWS

6.1	The Parties will discuss matters regarding Manufacture of the Product in the OC in accordance with Section 3.2 of the License Agreement. The Parties will ensure that at least one of its members of the OC is reasonably experienced in the manufacture of pharmaceutical products.

6.2	Strakan will use its Commercially Reasonable Efforts to provide or cause to be provided the information (to the extent reasonably available to Strakan) necessary to populate the information in the Supplier Scorecard set out in Schedule 3 on a quarterly basis, and such information will be provided within thirty (30) days of the last day of such quarter.

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Article 7 REPRESENTATIONS AND WARRANTIES

7.1	Representations, Warranties and Covenants.

7.1.1	Each Party represents and warrants to the other that, as of the Effective Date:

7.1.1.1	It is a corporation or entity duly organized and validly existing under the laws of the state of incorporation;

7.1.1.2	It has full corporate right, power and authority to enter into and deliver this Agreement and to perform its respective obligations under this Agreement;

7.1.1.3	This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with or result in a breach of any other agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any applicable Laws;

7.1.1.4	It has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder; and

7.1.1.5	It has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other persons or entities required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement.

7.1.2	Strakan represents, warrants and covenants to Aptalis that:

7.1.2.1	All Product delivered to Aptalis by Strakan or its designee shall be Manufactured, stored and tested in accordance with and conform to the Specifications, cGMPs, all applicable Law, and the Product Quality Agreement as of the time of delivery by Strakan to Aptalis;

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7.1.2.2	The ownership and operation of the Manufacturing Facilities shall be in material compliance with cGMPs and all applicable Law;

7.1.2.3	All Product delivered to Aptalis will be free and clear of all liens and encumbrances at the time at which title transfers to Aptalis;

7.1.2.4	It has not, none of its Affiliates has, and to its knowledge after due inquiry no Contract Manufacturer has, received any notice from any Governmental Authority in the Territory or in any jurisdiction in which the Product is to be Manufactured for Aptalis pursuant to this Agreement claiming that the Product (or a product that corresponds to the Product in the relevant jurisdiction) or any Manufacturing Facility is not currently in compliance with any relevant requirement of such Governmental Authority;

7.1.2.5	It and its Affiliates are and shall remain, and shall cause its Contract Manufacturer(s) to be, in compliance with any and all Laws of any Governmental Authority having jurisdiction over the Manufacture of the Product, including without limitation fulfilling any reporting requirements to any such Governmental Authority, and including the Physician Payments Sunshine Act, as applicable;

7.1.2.6	It (a) is not in breach of any of its contracts or arrangements with a Contract Manufacturer, (b) knows of no event or circumstance which would constitute a breach of any contract or arrangement with a Contract Manufacturer;

7.1.2.7	To its knowledge after due inquiry, there are no outstanding orders, judgments or settlements against or owed by Strakan, any of its Affiliates or its Contract Manufacturer(s), nor any pending or threatened claims or litigation, in either case relating to the Manufacturing Process or Additional Materials for Product used or practiced by Strakan or its Contract Manufacturer(s); and

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7.1.2.8	As of the Effective Date, neither Strakan nor its Affiliates has been debarred or is subject to debarment and neither Strakan nor any of its Affiliates will use in any capacity, in connection with the Manufacture of the Product, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, or who is subject of a conviction described in such section. Further, Strakan agrees to inform Aptalis in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to the best of Strakan’s knowledge, is threatened, relating to the debarment of Strakan, its Affiliates or any Person used in any capacity by Strakan or its Affiliates in connection with the Manufacture of the Product.

7.2	Disclaimers. STRAKAN MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND SUCH WARRANTIES ARE HEREBY SPECIFICALLY DISCLAIMED BY STRAKAN.

7.3	Exceptions to Warranties. The warranties as applied to each Party set forth in Section 7.1.2.1 shall not apply to any Product that (a) has been tampered with or otherwise altered other than by Strakan, its Affiliates or a Contract Manufacturer, (b) has been subjected to misuse, negligence or accident other than by Strakan, its Affiliates or a Contract Manufacturer, (c) has been stored, handled or used by others in a manner contrary to Law other than by Strakan, its Affiliates or a Contract Manufacturer, or (d) has expired its stated shelf life other than due to an act or omission by Strakan, its Affiliates or a Contract Manufacturer.

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Article 8 DEFECTS, INDEMNIFICATION AND INSURANCE

8.1	If any delivery of Product delivered or Manufactured by or on behalf of Strakan contains any damage, quantity deviation or defect of the Product due to Strakan, the Contract Manufacturer(s) or circumstances which Strakan is responsible for, Aptalis shall notify Strakan (a) within sixty (60) days of Aptalis taking title to the Product if such damage, deviation or defect can be ascertained by the exercise of reasonable diligence upon examination by Aptalis on receipt of the Product, or (b) within sixty (60) days after discovery of the same if such damage, deviation or defect cannot be ascertained by the exercise of reasonable diligence upon examination by Aptalis on receipt of such delivery arriving at Aptalis’ warehouse. For the avoidance of doubt it is understood between the Parties that any minor deviation between ordered and delivered quantity that falls within applicable industry standards shall be accepted.

8.2	If there is any damage, shortage and/or defect, as defined in Section 8.1 above, such that any Product delivered by Strakan or its Contract Manufacturer(s) is Non-conforming Product, Strakan shall at Aptalis’ option without any undue delay, either:

8.2.1	replace the Non-conforming Product within [*] weeks with conforming Product, at Strakan’s expense, or, if necessary for Aptalis to avoid a stock out risk, replace such Non-conforming Product in accordance with the expedited delivery process set forth in Section 3.3 and use Commercially Reasonable Efforts to place the order of such replacement Product for Aptalis ahead of any other purchase orders;

8.2.2	refund to Aptalis the cost paid to Strakan by Aptalis for such Non-conforming Product, or, if the invoice has not been paid, cancel the invoice; and

8.2.3	in either case, compensate Aptalis for any costs, losses and damages incurred as a result of such damage, shortage and/or defect, including but not limited to the costs, losses and damages related to any withdrawal, recall, removal and/or disposal of any Non-conforming Product in each case as agreed by Strakan or determined by the arbitrators in accordance with Section 14.2.

8.3	If a dispute arises between the Parties as to whether any Product is a Non-conforming Product or shortage of Products delivered, which cannot be resolved by the Parties within

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thirty (30) days of a claim being notified by Aptalis to Strakan, either Party may require that the matter in dispute be referred to an independent expert (such as an independent testing laboratory) selected by agreement of the Parties, or, failing agreement, appointed by JAMS, or if JAMS is unwilling or unable to make such appointment, by the President of the International Court of Arbitration of the ICC. Such referral will be solely for the purpose of establishing whether or not there is any Non-conformity in the relevant Product delivered by Strakan or its Contract Manufacturer(s) to Aptalis. Except in the case of fraud or manifest error on the part of such independent expert, the decision of such independent expert will be binding upon the Parties. If the independent expert decides there was no Non-conformity in the Product in question, the costs of the independent expert will be borne by [*]. In all other circumstances, the costs of the independent expert will be borne by [*].

8.4	All or part of any shipment of the Product determined to have been rightfully rejected by Aptalis as provided herein shall be held by Aptalis for a period of up to [*] days or such lesser period as agreed to by the Parties following notice to Strakan for proper disposal by Strakan, at [*] expense. If Strakan does not provide instructions for disposal of the Product within such period, then Aptalis may dispose of such Product and Strakan shall [*], or Aptalis shall have the right to [*]. All or part of any Lot of Product determined to have been rightfully rejected by Aptalis prior to its release for shipment shall be properly disposed of by Strakan, at [*] expense.

8.5

Strakan shall fully indemnify and at all times keep Aptalis, its Affiliates, and their respective directors, officers, employees and agents fully indemnified against any and all Third Party Losses resulting from (a) any material breach by Strakan or its Affiliates of any of its or their representations, warranties or covenants pursuant to this Agreement, (b) the gross negligence or wilful misconduct by Strakan or its Affiliates or Contract Manufacturer(s) or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) the failure of the Product to be stored, handled or Manufactured in accordance with cGMP, the Specifications or Law, (d) any violations of applicable Laws and regulations or Regulatory Approvals for the Product by Strakan in the performance of its obligations under this Agreement, (e)

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adulteration of the product while in Strakan’s or its Contract Manufacturer’s possession; in each case except to the extent that such Third Party Losses result from the negligence or wilful misconduct of, or breach of this Agreement by Aptalis and except to the extent that such Third Party Losses are subject to indemnification by Aptalis pursuant to Section 8.6.

8.6	Aptalis shall fully indemnify and at all times keep Strakan, its Affiliates, and their respective directors, officers, employees, and agents fully indemnified against any and all Third Party Losses resulting from (a) any material breach by Aptalis of any of its representations, warranties or covenants pursuant to this Agreement, (b) the gross negligence or wilful misconduct by Aptalis or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, or (c) any action or inaction of Aptalis (or its Affiliates, agents, contractors or other designees, other than Strakan) or its failure to store, handle or use the Product in accordance with cGMP, the Specifications or Law; in each case except to the extent that such Third Party Losses result from the negligence or wilful misconduct of, or breach of this Agreement by Strakan and except to the extent that such Third Party Losses are subject to indemnification by Strakan pursuant to Section 8.5.

8.7	All indemnification claims in respect of any indemnitee seeking indemnity under Section 8.1 (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party will give the indemnifying party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any claims or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 8.5 or 8.6, but in no event will the Indemnifying Party be liable for any claims that result from any delay in providing such notice which materially prejudices the defence of such claim.

8.8

Each Party will obtain and keep in force insurance in scope and amount as required by Law with respect to a Party’s activities hereunder and such additional amounts as may be reasonably necessary to cover such Party’s indemnity obligations under this Agreement with scope and coverage as is normal and customary in the pharmaceutical industry generally for parties similarly situated. It is understood that such insurance will not be

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construed to limit a Party’s liability with respect to its indemnification obligations under this Article 8. Each Party will provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Article 8. Such certificate will provide that such insurance will not expire without renewal or be cancelled or modified without at least ninety (90) days’ prior notice to the other Party.

8.9	EXCEPT FOR EITHER PARTY’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, AND SUBJECT TO SECTION 13.2 OF THE LICENSE AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS OR REVENUE, LOSS OF USE, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT.

8.10	Nothing in this Agreement shall limit any Party’s liability for death or personal injury caused by negligence or for fraudulent misrepresentation.

Article 9 FORCE MAJEURE.

9.1	Subject to Section 9.2, a Party’s obligations under this Agreement will be suspended to the extent and for the duration that its performance is delayed, hindered or prevented by a Force Majeure Event.

9.2	A Party affected by a Force Majeure Event shall:

9.2.1	promptly in writing notify the other Party, explaining the nature, details and expected duration of such event. Such Party shall also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations hereunder, and notify the other Party of the cessation of any such event;

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9.2.2	use its reasonable efforts to resume full performance of its obligations under this Agreement as soon as reasonably practical; and

9.2.3	pending such resumption, use its reasonable efforts to facilitate any efforts that the other Party may make to procure an alternative method by which its obligations under this Agreement may be performed.

9.3	If a Party anticipates that a Force Majeure Event may occur, such Party shall notify the other Party of the nature, details and expected duration of such event.

9.4	If a Force Majeure Event prevails for a continuous period in excess of [*] months, the Party which is to be notified of such circumstances in accordance with Section 9.2.1 may terminate this Agreement, by giving written notice of termination with immediate effect to the Party affected by the Force Majeure Event.

Article 10 TERM AND TERMINATION.

10.1	This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall expire upon the expiration or termination of the License Agreement.

10.2	Termination by Either Party

10.2.1	Termination for Breach. Either Party may, without prejudice to any other remedies available to it at Law or in equity, terminate this Agreement in the event that the other Party (the “Breaching Party”) shall have committed a material breach of this Agreement. The Breaching Party shall have sixty (60) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default. Any such termination shall become effective at the end of such sixty (60) day period unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty (60) day period. If there is a dispute between the Parties regarding any amounts due hereunder, Aptalis may withhold payment with respect to those amounts that Aptalis believes in good faith are inaccurate or are otherwise not in accordance with the terms of this Agreement until resolution in accordance with the procedures set forth in Article 14, and such withholding shall not be considered a breach hereunder.

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10.2.2	Termination for Insolvency. Either Party may terminate this Agreement upon written notice to other Party at any time, to the extent permitted by applicable Law, if the other Party shall become insolvent, or shall make or seek to make or arrange an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of or against such Party (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days), or if a receiver or trustee of such Party’s property shall be appointed and not discharged within ninety (90) days.

10.3	Termination by Aptalis. Without limiting the generality of Aptalis’s rights under Section 10.2.1, if:

10.3.1	Strakan delivers [*] or more consecutive orders with less than [*] percent ([*]%) of the amount set forth in the purchase order submitted and accepted pursuant to Section 3.3, it being understood that Non-conforming Product shall not be included in such [*]%-amount;

10.3.2	Strakan delivers [*] or more consecutive orders more than [*] days after the agreed upon delivery date as set forth in a purchase order submitted and accepted pursuant to Section 3.3; or

10.3.3	the shelf life approved by the Regulatory Authority is reduced to less than [*] months as a result of Strakan’s or the Contract Manufacturer’s failure to make the Product in accordance with the Specification or cGMP;

and as a consequence of Sections 10.3.1 or 10.3.2 Aptalis is unable to supply customers of the Product in the Territory or as a consequence of Section 10.3.3 Aptalis can demonstrate a material detrimental effect on the market potential for the Product in the Territory, then Aptalis may terminate this Agreement effective immediately by giving notice to Strakan in writing.

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10.4	Upon expiration or termination of this Agreement:

10.4.1	All representations and warranties and indemnities contained in Section 7.1 shall, insofar as appropriate, remain in full force and effect;

10.4.2	Strakan shall deliver to Aptalis the Product requested in each accepted purchase order submitted prior to the date of expiration or termination;

10.4.3	Upon delivery of Product pursuant to such confirmed written purchase orders, Aptalis shall pay in full all undisputed sums due in relation to such delivery;

10.4.4	Each Party shall return to the other all confidential records and documents relating to this Agreement;

10.4.5	In the event the License Agreement remains in effect, Strakan shall, upon the written request of Aptalis, which notice shall contain information sufficient for Strakan to determine the scope of the Termination Assistance Services required by Aptalis, perform the Termination Assistance Services for up to [*] months following the expiration or termination of this Agreement (the “Termination Assistance Period”). “Termination Assistance Services” means such services and cooperation with Aptalis or its Third Party designee as may be reasonably necessary to effect the orderly transfer of the Manufacturing to Aptalis or a Third Party. Such Termination Assistance Services may include continuing to provide the Manufacturing on a transitional basis, assisting Aptalis with Strakan’s Contract Manufacturer(s) for the purposes of enabling Aptalis to enter into its own contracts with such Contract Manufacturer(s), and the provision of Manufacturing technology, and knowledge transfer of Know-How, in each case, to Aptalis or a replacement manufacturer or other Third Party, including the grant to Aptalis of a sublicensable license to all Intellectual Property Rights owned by Strakan necessary for Aptalis or a sublicensee to Manufacture the Product as theretofore Manufactured for the duration of the License Agreement . For the avoidance of doubt, the Parties acknowledge that not all of the foregoing services will be applicable in every situation, but that the Termination Assistance Services shall include all of those services necessary to transition Aptalis with minimal

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disruption to its business and operations. In the event Strakan has terminated this Agreement pursuant to Section 10.2.1 or 10.2.2, Termination Assistance Services provided during the Termination Assistance Period shall be provided at Aptalis’s cost. In the event Aptalis has terminated this Agreement pursuant to Section 10.2.1, 10.2.2 or 10.3, all Termination Assistance Services provided by Strakan shall be provided free of charge.

10.5	In the event of a material breach of this Agreement by Strakan resulting in a shortage of supply of Product to Aptalis, Strakan shall use its Commercially Reasonable Efforts to mitigate such supply shortage by appropriately managing supply of the Product inside and outside the Territory in order to supply Aptalis with as much of the Product ordered as possible, provided that Strakan shall not be obliged to place itself in breach of any agreement with its other licensees or customers of the Product outside the Territory.

10.6	In the event that Strakan receives a notice of default under any contract or arrangement, including with its Contract Manufacturer(s), that in any way has a detrimental effect on the ability of Strakan to fulfill its obligations under this Agreement, Strakan shall use Commercially Reasonable Efforts to provide a copy of such notice of default to Aptalis as soon as possible after Strakan’s receipt of such notice of default.

10.7	Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

10.8	Survival. The following Articles and Sections, together with any definitions used or Schedules referenced therein, will survive any expiration or termination of this Agreement: Sections 2.1.6, 2.1.7, 5.3, 5.6, 5.8 and Articles 1, 7, 8, 10, 11, 13 and 14.

Article 11 MISCELLANEOUS.

11.1	Confidentiality. The terms and conditions of Article 9 of the License Agreement regarding confidentiality will be applicable to this Agreement.

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11.2	Notices.

All notices or other communications that are required or permitted under this Agreement shall be in accordance with Section 17.1 of the License Agreement.

11.3	Independent Status. Neither Party is an agent, employee or representative of the other. Neither Party shall have authority to make any statements, representations nor commitments of any kind, nor to take any action, which shall be binding on the other Party, except as may be explicitly authorized by the other Party in writing. This Agreement shall not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

11.4	Severability. If any provision of this Agreement or application thereof to anyone is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. Further, the judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render, such provision enforceable in such jurisdiction.

11.5	Headings; Construction; Certain Conventions. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. The Schedules to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular will include the plural, and vice versa, (d) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import, (e) the word “or” will be deemed to include the word “and” (e.g., “and/or”) and (f) references to “ARTICLE,” “Section,” “subsection”, “clause” or other subdivision, or to a Schedule, without reference to a document are to the specified provision or Schedule of this Agreement. This Agreement will be construed as if it were drafted jointly by the Parties and shall not be strictly construed against either Party.

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11.6	Further Assurances. Each Party shall, as and when requested by the other Party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

Article 12 ASSIGNMENT.

12.1	Assignment and Subcontracting. Neither of the Parties shall assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the other Party, provided, that in the event the License Agreement is assigned by Aptalis to any Person, Aptalis shall be permitted to assign this Agreement to the same Person to which the License Agreement is assigned without the prior written consent of Strakan. Each Party shall be entitled (without the consent of the other Party) to assign this Agreement (or any of its rights or obligations under this Agreement) to (a) its Affiliate (as long as such entity remains an Affiliate of the relevant Party) provided that the assigning Party shall be responsible for the performance of this Agreement by such Affiliate; or (b) to any corporation to which it has sold all or substantially all of its assets relating to this Agreement provided that the acquiring corporation agrees to be bound by the terms of this Agreement. If a Party delegates all or any of its obligations under this Agreement to any Third Party, the Party delegating shall be fully responsible to the other Party for the proper performance of those obligations and for any negligent act or omission made by the Third Party or its staff in relation thereto. For purposes of clarity, any change of control or merger, consolidation, initial public offering or other financing activity of a Party shall not be deemed an assignment of this Agreement.

Article 13 ENTIRE AGREEMENT; AMENDMENT AND WAIVER.

13.1

This Agreement, the Product Quality Agreement, the Safety Data Exchange Agreement and the License Agreement, including the Exhibits and Schedules attached hereto and thereto (each of which is hereby and thereby incorporated herein and therein by reference) between the Parties shall constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or

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written agreements, representations, understandings or arrangements between the Parties relating to the subject matter of this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties. No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged. A waiver of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

Article 14 GOVERNING LAW AND DISPUTES.

14.1	This Agreement shall be governed by and interpreted in accordance with the Laws of the State of New York without giving effect to any conflict of Laws provisions, except matters of Intellectual Property that will be determined in accordance the Intellectual Property Laws relevant to the Intellectual Property in question. The UNICITRAL Convention for the International Sale of Goods, as well as any other unified Laws relating to the conclusion and implementation of contracts for the international sale of goods, will not apply.

14.2	In the event of a Dispute except for a dispute set out in Section 8.3, the Parties will submit such Dispute to arbitration under the Rules of Arbitration of ICC. Unless, the Parties agree otherwise, the number of arbitrators shall be three. One arbitrator shall be appointed by each Party and the third arbitrator shall be appointed by the International Court of Arbitration of the ICC. The place of arbitration will be New York, New York if Strakan initiates arbitration proceedings or London, England if Aptalis initiates the arbitration proceedings. The language of the arbitration will be in English. Prior to the commencement of hearings, each of the arbitrators appointed must provide an oath of undertaking of impartiality. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. The cost of any such arbitration will be divided equally between the Parties, with each Party bearing its own attorneys’ fees and costs. The arbitration proceedings and the decision of the arbitrators will be kept confidential by the Parties and the arbitrators.

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Article 15 COUNTERPARTS.

15.1	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

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EXECUTION.

THIS AGREEMENT IS EXECUTED by the authorised representatives of the Parties as of the date first written above.

SIGNED for and on behalf of		SIGNED for and on behalf of
Strakan International S.à.r.l.		Aptalis Pharma US, Inc.

/s/ Andrew McLean		/s/ Frank Verwiel
Signature		Signature

Name:	Andrew McLean	Name:	Frank Verwiel, MD

Title:	Director and General Counsel	Title:	President and Chief Executive Officer

/s/ Steve Gannon
Signature

		Name:	Steve Gannon

		Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer

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